September 6, 2005

POSITRON CORPORATION

and

NEUSOFT POSITRON MEDICAL SYSTEMS CO., LTD.

SOFTWARE SUB-LICENSE AGREEMENT

This Software Sub-License Agreement (the "Agreement") is entered into on September 6, 2005 ("Effective Date") by and between

POSITRON CORPORATION, a corporation organized under the laws of Texas, USA and having its principal office at 1304 Langham Creek Drive Suite 300, Houston, TX 77084, USA("Licensor")

And

NEUSOFT POSITRON MEDICAL SYSTEMS CO., LTD., a Chinese-foreign equity joint venture organized under the laws of the People's Republic of China ("PRC'), having its principal office at No.2 Xinxiu Street, Hun Nan New District, Shenyang 110179, PRC ("Licensee")

Licensor and Licensee are hereinafter also referred to individually as "Party" or jointly as "Parties".

RECITALS:

WHEREAS, Licensor received a worldwide, perpetual, irrevocable, non-exclusive, royalty-free, transferable, sub-licensable and fully paid-up license from GE Medical Systems Business ("GEMS") to use, reproduce, make derivative works of, distribute and otherwise commercially exploit certain Cardiac PET software in perpetuity under the terms of the Software License Agreement between the Licensor and GEMS dated June 29, 2003 ("Original License Agreement");

WHEREAS, Neusoft Medical Systems Co., Ltd. ("NMS") and licensor entered into a Joint Venture Contract ("Joint Venture Contract") for the establishment of Licensee, and agreed hereunder to have Licensor and Licensee enter into this Agreement; and

WHEREAS, Licensee desires to obtain, and Licensor has agreed to grant, certain license rights concerning the above Cardiac PET software according to the terms of this Agreement.

IT IS AGREED AS FOLLOWS

ARTICLE 1
DEFINITIONS

Section 1.1.    Unless otherwise provided herein, the capitalized words herein shall have the same meaning as those of the Joint Venture Contract.

Section 1.2.    For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.2.

"Documentation" means the documentation reasonably necessary to utilize the Software effectively in accordance with the terms and conditions of this Agreement. Documentation shall include, without limitation, such documents and manuals that collectively contain a complete description and definition of all Software operations and all user guides necessary for the operation and management of the Software in the appropriate language(s) and formats, including design documents and test plans.

"End Uses" means any Licensee's customer who is permitted to use the Software under asoftware license agreement.

"Executable Code" means the fully compiled version of a software program that can be executed by a computer and used by an end user without further compilation.

"Improvements" shall mean any modification, adaptation, invention, or other improvement relating to any item of the Software or component or part thereof, made during the term of this Agreement.

"Software" shall have the same meaning as the word defined in the Original License Agreement.

"Source Code" means the human-readable version of a software program that can be compiled into Executable Code.

"Territory" means the People's Republic of China.

ARTICLE 2
LICENSE

Section 2.1.    Software License. Subject to the provisions of Section 5.2, Licensor hereby agrees to grant Licensee a worldwide, irrevocable, exclusive in the Territory (non-exclusive outside the Territory) license to use, reproduce, make derivative works of, distribute and otherwise commercially expbit the Software. Except for the methods or purposes set out above, Licensee may not use the Software in any other method or for any other purpose. Licensor hereby agrees not grant the same or similar license to anyone else covering the Territory.

ARTICLE 3
ROYALTY AND PAYMENT TERMS

Section 3.1.    Royalty. Licensee shall pay US$250,000 as royalty to Licensor within 60 days after the Establishment of the Joint Venture (obtaining business license). The foregoing payment as royalty shall be the full and complete consideration under this Agreement. Except for such royalty, Licensee shall have no obligation to make any other payment to Licensor.

Section 3.2.    Taxes and Duties. Licensor and Licensee shall be separately responsible for and shall pay all taxes, duties, import deposits, assessments and other governmental charges designed to them, which are now or hereafter imposed under or by any governmental authority or agency, that are (a) associated with the performance of its obligations hereunder, or (b) associated with the payment of any amount by Licensee to Licensor pursuant to this Agreement; provided, however, that Licensor shall be responsible for all withholding taxes on the payment of this royalty under Section 3.1 above. For the avoidance of doubt, the Parties hereby agree that Licensee shall not be responsible for any taxes, duties, assessments or fees of whatever kind or nature levied upon Licensor outside the Territory.

ARTICLE 4
INTELLECTUAL PROPERTY ENFORCEMENT

Section 4.1.    Enforcement of Intellectual Property Rights. If Licensee believes that any of the intellectual property rights in the Software are being infringed or misused by a third party in the Territory, Licensee shall promptly notify Licensor of such infringement or misuse. Licensor and Licensee shall have the right to bring action regarding such infringement or misuse. If one Party brings such action, the other Party shall provide such assistance as the Party bringing the action shall request. Further, unless the Parties otherwise agree in writing, all damages, profits, awards and royalties obtained in connection with such action shall be for the benefit of Licensor and Licensee, provided that the Licensor shall reimburse the costs and expenses incurred to Licensee in the provision of above assistance.

Section 4.2.    Maintenance of Intellectual Property. Licensor shall make and maintain filings (if any) for the protection and maintenance of the Software.

ARTICLE 5
TERM AND TERMINATION

Section 5.1.    Term. This Agreement shall take effect from the Effective Date. The term of this Agreement shall be ten (10) years and can be automatically extended by another ten (10) years without limitation on the time of such extension.

Section 5.2.    No Termination. This Agreement shall be irrevocable upon execution. In no event will either Party have the right to terminate this Agreement or the licenses granted herein. Licensor expressly covenants and agrees that it shall not take any action, and shall not attempt in any way, to revoke, cancel, terminate or otherwise refute the license to Licensee under this Agreement. Notwithstanding the foregoing, in the event the Joint Venture Contract is terminated or Licensee is dissolved, the license granted to Licensee under this Agreement shall terminate and shall be assigned to NMS at which time such license shall become non-exclusive in the Territory and outside the Territory.

ARTICLE 6
CONFIDENTIALITY

Section 6.1.    Nondisclosure. Licensee acknowledges that both the Source Code of the Software and any non-public information regarding the structure or organization of the Software constitute valuable trade secrets of Licensor. Accordingly, except for the terms and conditions as set forth in Section 9.3, Licensee agrees to keep secure and not to disclose, disseminate or otherwise make available to any third party other than under a confidentiality agreement with restrictions at least as strict as those set forth in this Agreement (a) the Source Code of the Software, (b) any non-public information regarding the structure or organization of the Software. For the avoidance of doubt, the Parties understand and agree that violations of any of these restrictions shall not give rise to any right to terminate, cancel or revoke any of the license rights granted in Section 2.1.

ARTICLE 7
INDEMNIFICATION AND LIABILITY

Section 7.1.    Indemnification by Licensee. Licensee agrees to indemnify, defend and hold Licensor, its officers, directors, agents, and employees harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys' fees and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from Licensor, its officers, directors, agents, or employees arising out of or in connection with Licensee's operations, including, without limitation the use of the Software or any act, error or omission of Licensee, its officers, directors, agents, employees and subcontractors, during the performance of this Agreement.

Section 7.2.    Indemnification by Licensor. Licensor agrees to indemnify, defend and hold Licensee, its officers, directors, agents, and employees harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys' fees and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from Licensee, its officers, directors, agents, or employees arising out of or in connection with the nature or content of the Software or Documentation, or any act, error or omission of Licensoi its officers, directors, agents, employees and subcontractors, during the performance of this Agreement.

ARTICLE 8
PROPRIETARY RIGHTS

Section 8.1.    Proprietary Rights of Licensor. All rights, title and interest in and to any modification or other derivative work of the Software developed or otherwise created by or on behalf of Licensor, and all worldwide intellectual property rights therein, will be the exclusive property of Licensor. Licensor shall promptly grant Licensee a license non-exclusive and royalty free license to use such Improvements anywhere in the world .

Section 8.2.    Proprietary Rights of Licensee. All rights, title and interest in and to any modification or other derivative work of the Software developed or otherwise created by or on behalf of Licensee after the Effective Date, and all worldwide intellectual property rights therein, will be the exclusive property of Licensee.

ARTICLE 9
MISCELLANEOUS

Section 9.1.    Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement signed by both of the Parties.

Section 9.2.    Waiver of Compliance; Consents. Any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the other Party; provided, however, that any such waiver may be made only by a writing signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.3.    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Licensee may not assign any of its rights or obligations hereunder without the prior written consent of Licensor, except for assignment to NMS or its Affiliates.

Section 9.4.    Governing Law. The laws or regulations of the PRC which are officially published and publicly available shall apply to and govern the formation, validity, interpretation and implementation of this Agreement.

Section 9.5.    Dispute Resolution. Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultations between the Parties. Such consultations shall begin immediately after a Party has delivered to the other Party a written request for such consultation. If within forty-five (45) days following the date on which such notice is given, the dispute cannot be settled through consultations, the dispute shall, upon the request of any Party with notice to the other Party, be submitted to arbitration at the China International Economic and Trade Arbitration Commission at Beijing, PRC. The arbitration proceedings shall be conducted in Chinese. The arbitration tribunal shall apply the rules of the China International Economic and Trade Arbitration Commission in effect on the date of the dispute be submitted. The arbitral award shall be final and binding upon all Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto.

Section 9.6.    Counterparts. This Agreement may be executed in four (4) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

Section 9.7.    Notices. Unless otherwise specified, whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one Party to another, that communication must be in writing to be effective and is deemed to have been given if by certified or registered mail, on the third business day after it is enclosed in an envelope and properly addressed, stamped, sealed, and deposited in the appropriate official postal service with a return receipt requested. Until changed by notice pursuant to this Agreement, the addresses for the Parties are set forth above in the introductory paragraph.

Section 9.8.    Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9.    Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter contained herein.

Section 9.10.         Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 9.11.         Language. This Agreement is executed in English and Chinese and both language versions shall have equal validity.

Section 9.12.         Government Filing. Licensee shall handle the filing procedures in connection with importation of technology and the exclusive license of the Software (if any), and Licensor shall provide all reasonable assistance.

Section 9.13.         Force Majeure. In the event of earthquake, typhoon, flood, fire, war, computer virus, loophole in the design of tooling software, internet encountering a hacker, change of policies of laws, and other unforeseeable or unpreventable or unavoidable event of force majeure, which directly prevents a Party from performing this Agreement or performing the same on the agreed condition, the Party encountering such as force majeure event shall forthwith issue a notice by a facsimile and, within thirty (30) days, present the documents proving the details of such force majeure event and the reasons for which this Agreement is unable to be performed or is required to be postponed in its performance, and such proving documents shall be issued by the notarial office of the area where such force majeure event takes place. The Parties shall consult each other and decide whether this Agreement shall be waived in part or postponed in its performance with regard to the extent of impact of such force majeure event on the performance of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date above written.

Signature Page

POSITRON CORPORATION

By:

Name:

Title:

NEUSOFT POSITRON MEDICAL SYSTEMS CO., LTD.

By:

Name:

Title: